UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  April 16, 2021

BEAM GLOBAL

(Exact Name of Registrant as Specified in Charter)

Nevada	000-53204	26-1342810
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5660 Eastgate Drive, San Diego, CA	92121
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 799-4583

(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).      Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	BEEM	NASDAQ Capital Market
Warrants	BEEMW	NASDAQ Capital Market

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 16, 2021, the Board of Directors (the “Board”) of Beam Global (the “Company”) appointed Nancy Floyd to serve as a director of the Company. Ms. Floyd has been appointed as the Chair of the Audit Committee and member of the Nominating and Governance Committee and Compensation Committee of the Board.

Ms. Floyd, 66, has served since 1993 as a Managing Director of Nth Power LLC, a venture capital firm she founded that specializes in clean energy technology. From 1989 to 1993, Ms. Floyd joined and started the technology practice for the utility consulting firm, Barakat and Chamberlain. From 1985 to 1988, Ms. Floyd was on the founding team and worked at PacTel Spectrum Services, a provider of network management services. In 1982, Ms. Floyd founded and later served as Chief Executive Officer of NFC Energy Corporation, one of the first wind development companies in the United States. From 1977 to 1980, Ms. Floyd served as Director of Special Projects of Vermont Public Service Board (currently known as Vermont Public Utility Commission). Ms. Floyd has also served on the boards of various organizations, including Chair of the Board and Chair of the Compensation Committee of Tempronics, Inc. since 2014, member the Board of Directors and audit committee of First Fuel Inc. from 2014 to 2019, Glasspoint Solar from 2014 to 2020, Chair of the Audit Committee of AltaGas Services and AltaGas Power Holdings (U.S.) Inc. (TSX: ALA) from 2016 to 2019, and member of the Audit Committee from 2016 to 2019 and member of the Governance Committee  of WGL Holdings, Inc. and Washington Gas (NYSE: WGL) from 2011-2018, among others. Also, since 2017 until recently, Ms. Floyd served as Fund Advisor to Activate Capital and, since 2017, serves on the Investment Committee for The Christensen Fund. In March 2021, Ms. Floyd was appointed  as a director and member of the Audit Committee and the Finance and Risk Committee of Hannon Armstrong Sustainable Infrastructure Capital, Inc. (NYSE: HASI). Ms. Floyd received a Bachelor of Arts degree in Government from Franklin & Marshall College in 1976 and a Master of Arts degree in Political Science from Rutgers University in 1977. The Company believes Ms. Floyd’s extensive experience in clean energy technology and utilities makes her qualified to serve as a member of the Board.

In connection with her appointment as director of the Company, Ms. Floyd was granted a restricted stock award for 5,592 shares of common stock which will vest over the quarters ending June 30, 2021 and September 30, 2021. Pursuant to the Company’s policies regarding compensation for non-employee directors, Ms. Floyd will be entitled to receive director fees pursuant to the Company’s policies for non-employee directors. Each director is also entitled to reimbursement of reasonable expenses incurred in connection with Board-related activities.

There are no arrangements or understandings with any person pursuant to which Ms. Floyd was elected as a director of the Board. Ms. Floyd is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K under the U.S. Securities Act of 1933, as amended.

On March 2, 2021, Nasdaq issued a letter to the Company indicating that it was not in compliance with the audit committee requirements of Nasdaq Listing Rule 5605(c)(2) as a result of the death of one of our board members. With the appointment of Ms. Floyd, Nasdaq notified the Company on April 19, 2021 that the Company now complies with the rule and this matter is now closed.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEAM GLOBAL

Dated: April 20, 2021	By:	/s/ Katherine H. McDermott
	Name:	Katherine H. McDermott
	Title:	Chief Financial Officer

3